UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 4, 2011

Alamo Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52687 (Commission File Number)	98-0489669 (IRS Employer Identification No.)

10575 Katy Freeway, Suite 300, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(832) 436-1832
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 4, 2011, Alamo Energy Corp. (the “Registrant”) entered into and closed an Agreement (the “Purchase Agreement”) with United American Petroleum Corp., a Nevada corporation (“UAPC”) pursuant to which the Registrant sold all of its working interest in the Lozano Lease, which totals approximately 110 gross acres located in Frio County, Texas, and all wellbores (“Wells”) and personal property related thereto for the total purchase price of $160,000.  The Purchase Agreement also provides that the Registrant shall retain all sales proceeds attributable to the sales of oil and gas produced from the Wells prior to October 1, 2011, and the Registrant shall have the right to all sales of oil and gas produced from the Wells after October 1, 2011.

This brief description of the Purchase Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Purchase Agreement as attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 4, 2011, the Registrant sold to UAPC all of its working interest in the Lozano Lease, which totals approximately 110 gross acres located in Frio County, Texas and all the Wells and personal property related thereto pursuant to the Purchase Agreement as referenced in Item 1.01 of this Current Report, which disclosure is hereby incorporated by reference.

Item 7.01 Regulation FD Disclosure.

On November 8, 2011, the Registrant intends to issue a press release to announce that the Registrant has sold certain oil and gas interests located in Frio County, Texas pursuant to the Purchase Agreement.  A copy of the release is attached as Exhibit 99.1.

Item 9.01.  Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit
10.1	Purchase Agreement between United American Petroleum Corp. and Alamo Energy Corp.
99.1	Press Release dated November 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Alamo Energy Corp.

Date: November 7, 2011	By:	/s/ Allan Millmaker
Allan Millmaker Chief Executive Officer